UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2011

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) In connection with the entry into our strategic alliance with Mundipharma International Corporation Limited (“Mundipharma”) and Purdue Pharmaceutical Products L.P. (“Purdue”) in November 2008, we entered into a line of credit agreement with Purdue and its independent associated company, Purdue Pharma L.P. (“PPLP”), that provides for the borrowing by us of one or more unsecured loans up to an aggregate maximum principal amount of $50 million. In March 2009, Purdue assigned its interest under the line of credit agreement to PPLP. On November 28, 2011, we drew down the full amount available under the line of credit agreement by way of a single draw. The amounts borrowed under the line of credit agreement, which may be used by us for any proper corporate purpose, bear interest at the prime rate recalculated on the last day of each month that any borrowed amounts remain outstanding. Principal and accrued interest on borrowed amounts are payable on April 1, 2019.

A description of the material terms of the line of credit agreement with PPLP may be found under the heading “Line of Credit Agreement” in Item 1.01 of our Current Report on Form 8-K that we filed with the Securities and Exchange Commission on November 20, 2008. This description, which is incorporated herein by reference, is qualified in its entirety by reference to the line of credit agreement itself, which is filed as Exhibit 10.1 to this report and is also incorporated herein by reference.

Item 8.01	Other Events.

On November 29, 2011, we announced the following developments under our strategic alliance agreement with Mundipharma: (a) Mundipharma elected to extend the funded discovery period of the alliance through December 31, 2013; and (b) Mundipharma elected not to exercise its right to terminate its rights for: (1) IPI-145 or any other products arising out of our phosphoinositide-3-kinase (“PI3K”) inhibitor program or (2) any early discovery project, resulting in a reimbursable research and development budget for such projects and programs for calendar year 2013 of approximately $51.3 million.

Mundipharma’s next funding commitment for our Hedgehog pathway inhibitor program must be made by the 30th day following the outcome of an end-of-Phase 2 meeting with the U.S. Food and Drug Administration pertaining to the ongoing clinical trial of IPI-926 in patients with pancreatic cancer (or, if the end-of-Phase 2 meeting is not held by November 1, 2013, then by November 30, 2013). Mundipharma is obligated to fund our research and development activities for our Hedgehog inhibitor program until it is required to make this further commitment. If Mundipharma elects to opt-out of continued development funding at this time, then Mundipharma would be obligated to make an immediate payment of $23.65 million to us, which we can use on any research or development program in the alliance. In addition, Mundipharma would be obligated to reimburse us for up to $23.65 million of additional expenses incurred during 2013 that are associated with the completion of Phase 2 clinical trials of IPI-926 that are ongoing at the time of the opt-out, so that aggregate residual funding could total $47.3 million. This $47.3 million in residual funding, together with the committed research funding for our PI3K and discovery programs, results in a minimum aggregate funding obligation of approximately $98.6 million for calendar year 2013.

Mundipharma remains obligated to reimburse us for research and development expenses we incur during calendar year 2012 for all programs in the alliance, up to an aggregate cap of $110 million.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibit is included in this report:

Exhibit No.	Description

10.1	Line of Credit Agreement dated November 19, 2008 with Purdue Pharmaceutical Products L.P. and Purdue Pharma L.P. Previously filed as Exhibit 10.2 to our Current Report on Form 8-K filed on November 20, 2008 (File No. 000-31141) and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: November 29, 2011	By:	/s/ Gerald E. Quirk
Gerald E. Quirk Vice President, Corporate Affairs & General Counsel